Exhibit 99.2
Item 2. Properties
Belden owns and leases manufacturing, warehousing, sales, and administrative space in locations around the world. We also have a corporate office that we lease in St. Louis, Missouri. The leases are of varying terms, expiring from 2020 through 2035.
The table below summarizes the geographic locations of our manufacturing and other operating facilities utilized by our segments as of December 31, 2019.

	Enterprise Solutions	Industrial Solutions	Both Segments	Total
Brazil	—	1	—	1
Canada	—	1	—	1
China	2	—	1	3
Czech Republic	—	1	—	1
Denmark	1	—	—	1
Germany	1	1	—	2
Hungary	—	—	1	1
India	1	—	1	2
Italy	—	—	1	1
Mexico	—	—	3	3
Netherlands	—	—	1	1
St. Kitts	1	—	—	1
United States	4	4	1	9
Total	10	8	9	27

In addition to the manufacturing and other operating facilities summarized above, our business included in continuing operations also utilize approximately 12 warehouses worldwide. As of December 31, 2019, we owned or leased a total of approximately 6 million square feet of facility space worldwide. We believe that our production facilities are suitable for their present and intended purposes and adequate for our current level of operations.